Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 12, 2008 in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-150227) and related Prospectus of Fluidigm Corporation for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Palo Alto, California
June 27, 2008